Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to incorporation by reference in the Registration Statement (No. 33-60781) on Form S-8 of UniFirst Retirement Savings Plan of our report dated June 18, 2010, with respect to the statements of net assets available for benefits of UniFirst Retirement Savings Plan as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 2009 annual report on Form 11-K of UniFirst Retirement Savings Plan.

/s/ Sullivan Bille, P.C.

Tewksbury, Massachusetts
June 18, 2010